Exhibit E

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby provide our consent, dated January 11, 2021, to the incorporation by reference in this Report on the Form 1-A registration of PFG Fund V, LLC for the period from August 26, 2020 through November 30, 2020 (the "period") of our report dated January 9, 2021 included in its Registration Statement on Form 1-A relating to the financials for the period ended November 30, 2020, listed in the accompanying index.

/s/ Spiegel Accountancy Corp

Spiegel Accountancy Corp

Pleasant Hill, California

January 11, 2021